Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or
kevin.mclaughlin@praecis.com.

Media Contact:	Marion Glick, Vice President, Media Relations
Porter Novelli
212-601-8273 or 917-301-4206

PRAECIS PHARMACEUTICALS INCORPORATED

Receives FDA Approval for Plenaxis™

Waltham, MA —November 25, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that the United States Food and Drug Administration (FDA) has approved its lead product, Plenaxis™ (abarelix for injectable suspension).  Plenaxis™ is the first gonadotropin releasing hormone (GnRH) antagonist available as a depot formulation.  Plenaxis™ is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following:  (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis™ is not indicated for use in women or children.

Commenting on the approval, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “We are delighted with the approval, and would like to thank the FDA for diligently working with us to make this drug available for those prostate cancer patients who are most in need.  The approval of Plenaxis™ represents years of dedication to drug discovery and development at PRAECIS to bring an innovative product to the market and marks an important milestone in our transition to a fully integrated pharmaceutical company.  More importantly, this approval will bring a valuable therapy to those patients in the indicated population who have limited or no other treatment options available.”

For safety reasons, Plenaxis™ is approved with marketing restrictions under 21 CFR 314, Subpart H, and will be available only to physicians who enroll in the PLUS (PLenaxis™  User Safety) Program.

Commenting on the PLUS Program, William K. Heiden, PRAECIS’ President and Chief Operating Officer stated, “The launch of Plenaxis™ will be supported by the PLUS Program, which is designed with the goal of providing the benefits of enhanced safety for patients taking Plenaxis™, as well as education and support for prescribing physicians and dispensing hospital pharmacists.  The PLUS Program represents an ongoing effort by the FDA and industry to identify and successfully manage the potential risks of new therapies, while ensuring that these important therapies are available to patients who will most benefit from them.”

PLUS Program

The Plenaxis™ risk management program approved by the FDA includes, among other elements:

•                  Product labeling regarding the risk of immediate-onset systemic allergic reactions and the decreased effectiveness of Plenaxis™ in suppressing serum testosterone to castrate levels with continued dosing in some patients;

•                  An agreement for physicians which must be signed in order to become a prescriber of the drug;

•                  An agreement for hospital pharmacists confirming their participation in the program and the actions required prior to dispensing the drug;

•                  A patient information form which patients sign, indicating that they are informed about the risks and benefits of the drug;

•                  A program for reporting adverse events, including immediate-onset systemic allergic reactions (anaphylaxis, hypotension (lowering of the blood pressure) and/or syncope (fainting)) to the Company and the FDA; and

•                  Measures to actively monitor and evaluate the program.

“The PLUS Program highlights that patient safety is our number one priority,” stated Mr. Heiden.  “With this program in place, we are now able to direct this therapy into the hands of physicians to treat those patients for whom the benefits of Plenaxis™ outweigh the potential risks.  In addition, we plan to begin working with the FDA to explore other patient populations which could be appropriately treated with Plenaxis™ in the future.”

Commenting on the launch of Plenaxis™, Mr. Heiden continued, “We are extremely excited about the launch of our first product and the revenue opportunity it represents.  We will begin hiring the Plenaxis™ sales force immediately, with initial product shipment targeted for early in the first quarter of 2004.”

Plenaxis™ - Pharmacology

Currently available hormonal therapies, known as luteinizing hormone releasing hormone (LHRH) agonists, cause an initial surge in testosterone levels before lowering testosterone to desired therapeutic levels.  An increase in testosterone has been linked to an exacerbation of symptoms in some patients.  Plenaxis™ reduces levels of testosterone with no initial surge.

The effectiveness of Plenaxis™ in suppressing serum testosterone was studied in two randomized, open-label, active-comparator trials.  Patients were not those with advanced symptomatic prostate cancer.  They were randomized in a 2:1 ratio to Plenaxis™ 100 mg (given as an intramuscular injection) versus LHRH agonist or to Plenaxis™ versus LHRH agonist plus nonsteroidal antiandrogen.  Plenaxis™ was administered on Days 1, 15, 29, then every 4 weeks thereafter for at least 6 months.  LHRH agonist and nonsteroidal antiandrogen were administered in standard fashion.  After completing 6 months of treatment, patients could continue randomized treatment for an additional 6 months.  In both studies combined, 100% (348/348) of Plenaxis™ patients and 16% (28/172) of comparator patients avoided a testosterone surge.  In addition, the percentage of Plenaxis™-treated patients who were castrate at Days 2, 4, 8, 15, and 29, was 24%, 56%, 70%, 73% and 94%, respectively.

Plenaxis™ - Clinical Experience

The use of Plenaxis™ (given in the same dose and schedule as above) was also studied in 81 patients with advanced symptomatic prostate cancer who were at risk for clinical exacerbation (“clinical flare”) if treated with an LHRH agonist in an open-label, multicenter, uncontrolled, single-arm study.  A detailed description of the results of this clinical study was recently published in the November 2003 issue of Urology (Koch M, Steidle C, Brosman S, Centeno A, Gaylis F, Campion M and Garnick M. An open-label study of abarelix [Plenaxis™] in men with symptomatic prostate cancer at risk of treatment with LHRH agonists. Urology 62:877-882, 2003).

Commenting on this recent publication and FDA approval of Plenaxis™, Marc B. Garnick, M.D., PRAECIS’ Executive Vice President and Chief Medical Officer stated, “The primary endpoint of this study was the avoidance of surgical castration at 4 and 12 weeks of treatment. No patient required surgical castration through 12 weeks of Plenaxis™ treatment, or through 40 weeks (median study duration) in a follow-up study.  Specific clinical outcomes in those experiencing symptoms from advanced prostate cancer were also evaluated, although these evaluations were not the primary objective of the study.  None (0) of 8 patients with vertebral or epidural metastases and without neurological symptoms developed neurological symptoms.  Ten of 13 patients with bladder outlet obstruction and a bladder drainage catheter had relief of their obstruction leading to catheter removal by 12 weeks. Eleven of 15 patients with pain due to skeletal metastases were able to reduce the potency, dose and/or frequency of narcotic analgesia at 12 weeks.”

“Three of 81 patients withdrew from the study because of an immediate-onset systemic allergic reaction, all of which occurred within minutes of receiving Plenaxis™.  One patient exhibited hives (Day 15), another exhibited hives and itching (Day 29) and the third exhibited transient lowering of blood pressure and fainting (Day 141).  Other reasons for withdrawal from Plenaxis™ treatment included adverse events, voluntary withdrawal and death due to progressive prostate cancer.  The most frequent adverse events (without regard to causality) resulting from (1) Plenaxis™ treatment, (2) prostate cancer itself, or (3) patients’ co-existing medical conditions, included hot flashes (79%), sleep disturbances (44%), pain (31%), breast enlargement (30%), breast pain/nipple tenderness (20%), back pain (17%), constipation (15%) and swelling of the extremities (15%).”

Concluding his comments on the Plenaxis™ approval, Dr. Garnick stated, “The availability of Plenaxis™ now allows physicians to offer patients in the indicated population a non-surgical option for managing their symptoms.”

Additional Safety Information from Package Insert

Immediate-onset systemic allergic reactions, some resulting in hypotension and syncope, have occurred after administration of Plenaxis™.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis™, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  Following each injection of Plenaxis™, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  In all of the prostate cancer clinical trials with Plenaxis™ (mostly in men without advanced symptomatic disease), immediate-onset systemic allergic reactions occurred in 1.1% (15/1397) of patients treated with Plenaxis™.  Of the 15 total reactions, 7 resulted in transient reduction of blood pressure or fainting, representing 0.5% of all patients.  The effectiveness of Plenaxis™ in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.   Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

In a single, active-controlled, clinical study comparing Plenaxis™ to LHRH agonist plus nonsteroidal antiandrogen, periodic electrocardiograms were performed.  Both therapies prolonged the mean Fridericia-corrected QT interval by greater than 10 msec from baseline.  In approximately 20% of patients in both groups, there were either changes from baseline QTc of greater than 30 msec, or end-of-treatment QTc values exceeding 450 msec.  Similar results were observed in 2 other Phase 3 studies with Plenaxis™ and the active-control treatments.  It is unclear whether these changes were directly related to study drugs, to androgen deprivation therapy, or to other variables.  Because Plenaxis™ may prolong the QT interval, physicians should carefully consider whether the risks of Plenaxis™ outweigh the benefits in patients with baseline QTc values greater than 450 msec (e.g. congenital QT prolongation) and in patients taking Class IA (e.g. quinidine, procainamide) or Class III (e.g. amiodarone, sotalol) antiarrhythmic medications.

Clinically meaningful transaminase elevations were observed in some patients who received Plenaxis™ or comparator drugs.  Serum transaminase levels should be obtained before starting treatment with Plenaxis™ and periodically during treatment.  Plenaxis™ may cause fetal harm if administered to a pregnant woman.  For full prescribing information or to enroll in the PLUS Program, visit www.plenaxis.com.

About Prostate Cancer

Prostate cancer, which affects nearly 220,000 patients annually in the United States, is often treated with either surgical removal or radiation treatment of the prostate gland when the disease is confined to the prostate gland.  In cases where the cancer has spread to other parts of the body, or become locally advanced in the prostate gland itself, hormonal therapy (lowering or removing the source of the male hormone testosterone) is often used as part of the treatment since prostate cancer can grow under the influence of testosterone.  Reduction or removal of the source of testosterone is a key component of the management of the disease.  For the more advanced symptomatic patients, whose disease has progressed, the use of currently available hormonal therapies may not be appropriate.

For these patients, surgical castration may be the only treatment option available to rapidly reduce testosterone levels, and this option is not always an acceptable one for the patient.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of innovative therapies to address unmet medical needs.  In addition to its approval in the United States, PRAECIS has also initiated the regulatory review process for Plenaxis™ in the European Union with a submission in Germany in June 2003.  The Company expects an action by the German regulatory authorities during 2004 and will pursue expanded European Union approval under the Mutual Recognition Procedure to market Plenaxis™ for the treatment of hormonally responsive prostate cancer patients.  The Company is in discussions with potential partners for the development and/or commercialization of Plenaxis™ in Europe and Japan.  PRAECIS also has an innovative product pipeline, including Apan, in Phase Ib trials for Alzheimer’s disease, and PPI-2458, in Phase I trials for non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.  PRAECIS is headquartered in Waltham, MA.

Conference Call

There will be a conference call to discuss the Plenaxis™ approval tomorrow, November 26, 2003 beginning at 9:00 a.m. (EST).  This call will be broadcast live over the Internet at http://www.praecis.com, under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight December 6, 2003, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 728236.  This press release is also available on PRAECIS’ web site under “News Center.”

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization plans for Plenaxis™ for the treatment of advanced symptomatic prostate cancer patients, the review of a Marketing Authorisation Application in Europe for Plenaxis™ for the treatment of hormonally responsive prostate cancer, and the Company’s clinical trials for Apan and PPI-2458.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to hire a sales force and successfully  commercialize Plenaxis™, the Company’s ability to manufacture Plenaxis™ on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

Plenaxis™ and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORTED.